UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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(Rule 14a-101)

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IMPORTANT INFORMATION BELOW - PLEASE READ!

November 6, 2025

Dear Shareholder,

I am writing to request your assistance as a valued shareholder of the North Square Multi Strategy Fund (the “Fund”). Enclosed you will find a proxy statement with information about the upcoming Special Meeting of Shareholders of the Fund in which shareholders are being asked to vote on the following proposal:

1.	To approve a new investment advisory agreement (the “New Advisory Agreement”) between the Trust, on behalf of the Fund, and North Square Investments, LLC (“NSI”), including a change to the fee payable by the Fund to NSI thereunder.

Reasoning for the New Investment Advisory Agreement:

On July 22, 2025, NSI announced that it, through its parent company NSI Holdco, LLC, had entered into a binding agreement to be acquired by Azimut Group, an independent global asset manager based in Milan, Italy. Under the Investment Company Act of 1940, any investment advisory agreement, including any sub-advisory agreement, terminates automatically upon its "assignment.” The acquisition of NSI, through its parent company, by Azimut will be deemed a “change of control event,” which will cause an assignment of the Current Advisory Agreement, resulting in its automatic termination. Therefore, in order for NSI to continue to serve as investment adviser to the Fund, shareholders are being asked to approve the New Advisory Agreement.

The New Advisory Agreement includes a change to the advisory fee structure and rate. The advisory fee payable by the Fund under the Current Advisory Agreement is 0.50% for fund assets invested in non-affiliated investments and 0.00% for fund assets invested in affiliated investments. The advisory fee payable under the New Advisory Agreement is 0.20% for all fund assets, regardless of whether they are invested in non-affiliated or affiliated investments. Additionally, NSI has agreed to lower the expense cap on the Fund for Class A and Class I shares from 1.20% and 1.17% respectively to 1.15% and 1.12% shares), although the Fund is currently operating under its current expense cap for both share classes.

If the New Advisory Agreement is approved, NSI will continue to serve as investment adviser to the Fund and will be compensated for such service at the amended advisory fee structure and rate. The Fund’s investment objectives, policies and strategies will not change. Additionally, the portfolio managers currently responsible for the day-to-day management of the Fund are expected to continue in those roles.

The proposal is more fully described in the enclosed proxy statement.

We ask that you vote today via one of the below easy methods:

1)   Internet, by entering the link and control number found on the enclosed proxy card.

2)   Phone, by calling the toll-free number on the enclosed proxy card.

3)   Mail, by signing and returning the proxy card in the enclosed pre-paid envelope.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL

If you have any questions or need assistance voting your shares, please contact our proxy solicitation firm, Okapi Partners LLC, toll-free at: (877) 279-2311 or by email at: NorthSquare@OkapiPartners.com.